                                                                    EXHIBIT 12.1
                          NABISCO GROUP HOLDINGS CORP.

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

      AND PREFERRED STOCK DIVIDENDS/DEFICIENCY IN THE COVERAGE OF COMBINED

  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS BY EARNINGS BEFORE FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                                          YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------------------
                                                              1999       1998       1997       1996       1995
                                                            --------   --------   --------   --------   --------
Earnings before fixed charges:
  Income (loss) before income taxes.......................    $526      $(134)      $636      $  24       $511
  Less minority interest in pre-tax income (loss).........     113         (6)       142         22        105
                                                              ----      -----       ----      -----       ----
  Adjusted income (loss) before income taxes..............     413       (128)       494          2        406
  Interest and debt expense...............................     324        401        421        424        376
  Interest portion of rental expense......................      34         30         28         26         23
                                                              ----      -----       ----      -----       ----
Earnings before fixed charges.............................    $771      $ 303       $943      $ 452       $805
                                                              ====      =====       ====      =====       ====

Combined fixed charges and preferred stock dividends:
  Interest and debt expense...............................    $324      $ 401       $421      $ 424       $376
  Interest portion of rental expense......................      34         30         28         26         23
  Capitalized interest....................................       2          3          6         15         10
  Preferred stock dividends(1)............................       8         53        153        307        411
                                                              ----      -----       ----      -----       ----
      Total fixed charges and preferred stock dividends...    $368      $ 487       $608      $ 772       $820
                                                              ====      =====       ====      =====       ====
Deficiency in the coverage of combined fixed charges and
  preferred stock dividends by earnings before fixed
  charges.................................................    $ --      $(184)      $ --      $(320)      $(15)
                                                              ====      =====       ====      =====       ====
Ratio of earnings to combined fixed charges and preferred
  stock dividends.........................................     2.1         --        1.6         --         --
                                                              ====      =====       ====      =====       ====

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(1) Series B preferred stock dividends have been increased to present their equivalent pre-tax amounts, as applicable.